Exhibit 99.1

eGain Announces Financial Results for the First Fiscal Quarter Ended September 30, 2010

Increases revenue guidance for fiscal year 2011

Quarter Highlights

•	Total revenue up 64% from the comparable year-ago quarter

•	License revenue up 277% from the comparable year-ago quarter

•	Recurring revenue up 12% from the comparable year-ago quarter

•	Net income of $4.8 million or $0.22 per share

Mountain View, Calif. (November 09, 2010) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the first fiscal quarter ended September 30, 2010.

Total revenue for the first quarter of fiscal year 2011 was $13.1 million, an increase of 64% from the comparable year-ago quarter. License revenue for the first quarter of fiscal year 2011 was $7.4 million, an increase of 277% from the comparable year-ago quarter. Recurring services revenue for the first quarter of fiscal year 2011 was $4.5 million, an increase of 12% from the comparable year-ago quarter. Professional services revenue for the first quarter of fiscal year 2011 was $1.3 million, a decrease of 37% from the comparable year-ago quarter.

Gross margin for the first quarter of fiscal year 2011 was 81%, compared to 68% in the comparable year-ago quarter. Total operating costs and expenses for the first quarter of fiscal year 2011 were $5.7 million, an increase of 31% from the comparable year-ago quarter.

Net income for the first quarter of fiscal year 2011 was $4.8 million, or $0.22 per share on a basic and diluted basis, compared to a net income of $787,000, or $0.04 per share on a basic and diluted basis for the comparable year-ago quarter. Net income for the first quarter of fiscal year 2011 included stock-based compensation of $54,000 and interest and tax expense of $315,000, compared to stock-based compensation expense of $55,000 and interest expense of $277,000 from the comparable year-ago quarter.

Total cash and cash equivalents were $4.8 million at September 30, 2010, compared to $5.7 million at June 30, 2010. Net accounts receivable was $10.0 million at September 30, 2010, compared to $3.0 million at June 30, 2010. Days sales outstanding in receivables for the quarter ended September 30, 2010 were 70 days, compared to 52 days for the comparable year-ago quarter. Deferred revenues totaled $5.9 million at September 30, 2010, compared to $5.1 million at June 30, 2010.

New hosting and license bookings for the first quarter of fiscal year 2011 were $8.2 million, an increase of 95% from the comparable year-ago quarter. Of the total new hosting and license bookings in the first quarter of fiscal year 2011, 12% were from new hosting bookings and 88% were from new license bookings, compared to 47% from new hosting bookings and 53% from new license bookings in the comparable year-ago quarter.

“Our record top line growth was primarily due to a license transaction with one of the largest telecommunication providers in the world,” said Ashu Roy, eGain CEO. “We see this as a landmark deal in our growing success in the global telecommunications vertical. We remain optimistic about our prospects for fiscal year 2011. We see growing market interest in our recently launched products. In response, we are increasing our investment in direct sales and partner development.”

Business Highlights

•

eGain was once again positioned in the Leaders Quadrant by Gartner, Inc. in the “Magic Quadrant for Web Customer Service” report released in September 2010. eGain attained this recognition for the third year in a row.

•	eGain Social was named by KM World magazine as a Trendsetting Product for 2010.

•

eGain expanded its social customer experience management suite. eGain Social Experience Suite includes the capability to create and manage online support communities, a social-blended agent desktop, integration with Facebook®, Twitter® and web search, and an innovative single-sourced knowledge publishing capability for proactive social engagement.

•

eGain Knowledge 10 received Oracle Validated Integration with Oracle’s Siebel Customer Relationship Management, Release 8.1 through the Oracle PartnerNetwork. eGain Knowledge 10 achieved SAP certification, as powered by the SAP NetWeaver® technology platform. The solution is now integrated with the SAP® Customer Relationship Management application 7.0.

•

eGain announced seven new partners in North America: Cameo Solutions, CDW, INX, Nexus, Presidio, Universal E-Business Solutions, and VoiceRite. These providers will partner with eGain to deliver multichannel customer interaction management solutions to mid-sized businesses.

•

eGain announced Customer Xs as a partner to deliver multichannel customer service and knowledge management solutions in the Benelux region. The appointment of Customer Xs follows partnerships with SCHOLAND & BEILING Partner for German-speaking countries and Novabase for Iberian markets.

Guidance

We are raising our revenue guidance for fiscal year 2011. For fiscal year 2011 we currently expect an increase in total revenue of between 20% and 25% when compared to fiscal year 2010. In addition, we currently expect to generate positive cash flows from operations in fiscal year 2011, while planning to invest a significant portion of our anticipated top-line growth back into growing our distribution capability.

We define New Hosting and License Bookings as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We use this metric internally to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations.

About eGain Communications Corporation

eGain (OTCBB: EGAN.OB) is the leading provider of cloud and on-site customer interaction hub software. For over a decade, hundreds of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs (CIHs). Based on the Power of One™, the concept of one unified platform for multichannel customer interaction and knowledge management, eGain solutions improve customer experience, optimize service processes end to end, increase sales, and enhance contact center performance.

Headquartered in Mountain View, California, eGain has operating presence in North America, EMEA and APAC. To learn more about us, visit www.eGain.com or call our offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC). Also, follow us on Twitter at http://twitter.com/egain and Facebook at http://facebook.com/egain.

# # #

Cautionary Note Regarding Forward-Looking Statements

All statements in this release that involve eGain’s forecasts (including the above stated guidance), beliefs, projections, expectations, including but not limited to our financial performance, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding bookings and revenue; our expectations related to our operations; our ability to invest resources to improve our products and continue to innovate; our partnerships; our future markets; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 23, 2010, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact: Jamie Abayan 650-230-7532 PR@eGain.com	Investor Contact: IRegain@eGain.com

eGain Communications Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2010	June 30, 2010
ASSETS

Current assets:
Cash and cash equivalents	$4,818	$5,733
Restricted cash	13	13
Accounts receivable, net	10,000	2,955
Prepaid and other current assets	516	512

Total current assets	15,347	9,213

Property and equipment, net	968	869
Goodwill, net	4,880	4,880
Other assets	374	354

Total assets	$21,569	$15,316

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Accounts payable	$1,155	$1,146
Accrued compensation	2,731	1,987
Accrued liabilities	1,506	1,946
Current portion of deferred revenue	5,769	4,917
Current portion of capital lease obligation	113	157
Current portion of bank borrowings	83	115

Total current liabilities	11,357	10,268

Deferred revenue, net of current portion	167	186
Capital lease obligation, net of current portion	28	28
Related party notes payable	8,998	8,724
Other long term liabilities	277	273

Total liabilities	20,827	19,479

Stockholders’ (deficit) equity:
Common stock	22	22
Additional paid-in capital	323,748	323,700
Notes receivable from stockholders	(80)	(79)
Accumulated other comprehensive loss	(584)	(596)
Accumulated deficit	(322,364)	(327,210)

Total stockholders’ (deficit) equity	742	(4,163)

Total liabilities and stockholders’ (deficit) equity	$21,569	$15,316

eGain Communications Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	September 30,
	2010	2009
Revenue:
License	$7,360	$1,954
Recurring services	4,450	3,984
Professional services	1,276	2,037

Total revenue	13,086	7,975
Cost of license	14	68
Cost of recurring services	1,233	1,152
Cost of professional services	1,227	1,295

Gross profit	10,612	5,460

Operating costs and expenses:
Research and development	1,414	1,170
Sales and marketing	3,514	2,434
General and administrative	804	786

Total operating costs and expenses	5,732	4,390

Income from operations	4,880	1,070
Interest expense, net	(276)	(277)
Other income (expense), net	281	(6)

Income before income tax	4,885	787
Income tax benefit / (expense)	(39)	—

Net Income	$4,846	$787

Per share information:

Basic net income per common share	$0.22	$0.04

Diluted net income per common share	$0.22	$0.04

Weighted average shares used in computing basic net income per common share	22,124	22,213

Weighted average shares used in computing diluted net income per common share	22,392	22,221